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DOUGLAS BAKER JOINS U.S. BANCORP BOARD OF DIRECTORS

MINNEAPOLIS (February 1, 2008) – U.S. Bancorp (NYSE: USB) announced today that Douglas M. Baker, Jr. has been appointed to its board of directors. Baker, 49, is the chairman, president and chief executive officer of Ecolab Inc., a provider of cleaning, sanitizing, food safety and infection control products and services for the foodservice, food and beverage processing, healthcare and hospitality markets based in St. Paul, Minnesota.

Baker joined Ecolab in 1989 and held various leadership positions within the company before being named president and chief operating officer in August 2002. He was promoted to chief executive officer in July 2004 and became chairman of the board in May 2006.

“We are delighted that Doug will be bringing his extensive experience and insight to our board,” said Richard K. Davis, chairman, president and chief executive officer of U.S. Bancorp. “He is a talented and recognized leader, and will provide valuable contributions and guidance in the years ahead.”

U.S. Bancorp, with $238 billion in assets, is the parent company of U.S. Bank, the 6th largest commercial bank in the United States. The company operates 2,518 banking offices and 4,867 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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